Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter Fiscal 2023 Financial Results

Net Sales increase 78% year-over-year to $8.5 million

Westminster, MA – November 17, 2022 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the second quarter of fiscal year 2023 ended September 30, 2022.

“Second quarter consolidated net sales were $8.5 million or 78% higher when compared to $4.8 million in same quarter a year ago,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our Ranor segment reported a strong second quarter with net sales of $4.9 million and gross profit of $2.0 million. Our second quarter net sales also included $3.6 million from our Stadco subsidiary, which was acquired on August 25, 2021.”

“We continue to rebuild Stadco manufacturing and throughput,” Mr. Shen continued. “We recorded an operating loss at our Stadco segment for the second quarter of fiscal 2023. We will continue to focus on shepherding cash, rebuilding customer and supplier relationships, establishing operational discipline, improving gross margins, and growing the backlog. Total backlog remained strong at $49.4 million on September 30, 2022, an increase of $23.0 million since September 30, 2021, the end of the initial quarter that included Stadco. We expect to deliver that backlog over the course of the next one to three fiscal years with improved gross margins in future quarters.”

Furthermore, Mr. Shen noted, “The Company is working on an application to have its common stock listed on the Nasdaq Stock Market. As the stock exchange processes our application, the Board will determine whether we need to utilize the authority granted to us by the stockholders to effect a reverse split of our stock and the timing thereof.”

The following summary compares second quarter fiscal 2023 and the six months ended September 30, 2022, to the same prior-year periods:

Fiscal 2023 Second Quarter Consolidated Financial Results

•	Net sales were $8.5 million, an increase of $3.7 million, due to $2.3 million of added revenue from Stadco and $1.4 million of higher revenue at Ranor.
•	Cost of sales were $6.8 million, or $2.9 million higher, due primarily to additional cost of sales at Stadco.
•	Gross profit was $1.7 million, or $0.8 million higher when compared to the same quarter last year. Gross margin percentage was slightly higher because of a favorable production mix and strong throughput at Ranor.
•	SG&A was $1.8 million, an increase of $0.7 million, primarily due to the added Stadco SG&A, and increased spending for outside advisory services and travel related to the integration of Stadco’s business.
•	Operating loss was $0.1 million, compared to operating loss of $0.2 million in the same quarter a year ago.

Fiscal 2023 Six Months Ended September 30, 2022, Consolidated Financial Results

•	Net sales were $15.6 million, an increase of $7.4 million, due to $4.7 million of added revenue from Stadco and $2.7 million of higher revenue at Ranor.
•	Cost of sales were $13.0 million, or $6.6 million higher, due primarily to additional cost of sales at Stadco.
•	Gross profit was $2.6 million, or $0.8 million higher when compared to the same period last year. Gross margin percentage was lower because of certain unprofitable projects and weak throughput at Stadco.
•	SG&A was $3.2 million, an increase of $1.3 million, primarily due to the added Stadco SG&A, and increased spending for outside advisory services and travel related to the integration of Stadco’s business.
•	Operating loss was $0.6 million, compared to operating loss of $0.1 million in the same period a year ago.

Financial Position

On September 30, 2022, TechPrecision had $0.2 million in cash and cash equivalents, a decrease since March 31, 2022. Working capital was $3.3 million at March 31, 2022 compared to $2.8 million at March 31, 2022. Total debt at September 30, 2022 and March 31, 2022 was $6.0 million and $7.4 million, respectively. In December 2022, the Ranor term loan will mature, and the revolver loan will be up for renewal. The Company intends to renew the revolver loan and refinance the Ranor term loan, however, there can be no assurance that we will be successful in completing the renewal and refinance in a timely manner, or at all.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including the Russia-Ukraine conflict, price inflation, interest rates and supply chain inefficiencies; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; unexpected costs, charges or expenses resulting from the recently completed acquisition of Stadco; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). The results presented in this release are preliminary and subject to revision until the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow --

  TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$235,384	$1,052,139
Accounts receivable	2,040,420	3,009,249
Contract assets	9,220,084	8,350,231
Raw materials	1,173,280	874,538
Work-in-process	1,343,324	1,360,137
Other current assets	1,009,689	1,421,459
Total current assets	15,022,181	16,067,753
Property, plant and equipment, net	12,864,843	13,153,165
Right of use asset, net	6,054,676	6,383,615
Deferred income taxes	2,164,975	2,126,770
Other noncurrent assets, net	695,399	121,256
Total assets	$36,802,074	$37,852,559
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,699,475	$3,426,921
Accrued expenses	2,476,655	3,435,866
Contract liabilities	1,806,405	1,765,319
Current portion of long-term lease liability	672,900	593,808
Current portion of long-term debt	3,030,238	4,093,079
Total current liabilities	11,685,673	13,314,993
Long-term debt, net	2,863,808	3,114,936
Long-term lease liability	5,501,816	5,853,791
Other noncurrent liability	1,298,274	305,071
Total liabilities	21,349,571	22,588,791
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, shares issued and outstanding: September 30, 2022 – 34,443,959; March 31, 2022 - 34,307,450	3,444	3,430
Additional paid in capital	14,936,713	14,637,771
Retained earnings	512,346	622,567
Total stockholders’ equity	15,452,503	15,263,768
Total liabilities and stockholders’ equity	$36,802,074	$37,852,559

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Net sales	$8,522,647	$4,797,410	$15,599,004	$8,209,639
Cost of sales	6,782,975	3,866,703	13,042,114	6,446,264
Gross profit	1,739,672	930,707	2,556,890	1,763,375
Selling, general and administrative	1,827,095	1,173,689	3,202,322	1,906,297
Loss from operations	(87,423)	(242,982)	(645,432)	(142,922)
Other income	73,561	1,001	40,336	11,391
Interest expense	(83,730)	(56,894)	(167,375)	(86,772)
PPP loan forgiveness	--	--	--	1,317,100
Refundable Employee retention tax credits	624,045	--	624,045	--
Total other income (expense)	613,876	(55,893)	497,006	1,241,719
Income (loss) before income taxes	526,453	(298,875)	(148,426)	1,098,797
Income tax expense (benefit)	135,509	(78,462)	(38,205)	(51,882)
Net income (loss)	$390,944	$(220,413)	$(110,221)	$1,150,679
Other comprehensive loss:
Foreign currency translation adjustments	$--	$(1,141)	$--	$(1,099)
Other comprehensive loss	$--	$(1,141)	$--	$(1,099)
Comprehensive income (loss)	$390,944	$(221,554)	$(110,221)	$1,149,580
Net income (loss) per share basic	$0.01	$(0.01)	$(0.00)	$0.04
Net income (loss) per share diluted	$0.01	$(0.01)	$(0.00)	$0.04
Weighted average shares outstanding - basic	34,338,040	31,359,941	34,322,828	30,424,216
Weighted average shares outstanding - diluted	35,992,780	31,359,941	34,322,828	32,026,262

TECHPRECISION CORPORATION

NET SALES, COST OF SALES, GROSS PROFIT BY SEGMENT

(unaudited)

	Three months ended September 30, 2022		Three months ended September 30, 2021		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent of Net sales
Ranor	$4,934	58%	$3,538	74%	$1,396	39%
Stadco	3,589	42%	1,259	26%	2,330	185%
Net sales	$8,523	100%	$4,797	100%	$3,726	78%
Ranor	$2,907	34%	$2,806	59%	$101	4%
Stadco	3,876	46%	1,060	22%	2,816	266%
Cost of sales	$6,783	80%	$3,866	81%	$2,917	75%
Ranor	$2,027	23%	$733	17%	$1,294	177%
Stadco	(287)	(3)%	198	2%	(485)	(245)%
Gross profit	$1,740	20%	$931	19%	$809	87%

	Six Months ended September 30, 2022		Six Months ended September 30, 2021		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent of Net sales
Ranor	$9,660	62%	$6,951	85%	$2,709	39%
Stadco	5,939	38%	1,258	15%	4,681	372%
Net sales	$15,599	100%	$8,209	100%	$7,390	90%
Ranor	$5,793	37%	$5,386	66%	$407	8%
Stadco	7,249	47%	1,060	13%	6,189	584%
Cost of sales	$13,042	84%	$6,446	79%	$6,596	102%
Ranor	$3,867	25%	$1,565	19%	$2,302	147%
Stadco	(1,310)	(8)%	198	2%	(1,508)	(761)%
Gross profit	$2,557	16%	$1,763	21%	$794	45%

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(110,221)	$1,150,679
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,116,602	515,804
Amortization of debt issue costs	26,747	18,096
Stock based compensation expense	298,957	62,066
Change in contract loss provision	(26,628)	(100,497)
Deferred income taxes	(38,205)	(51,882)
PPP loan forgiveness	--	(1,317,100)
Change in fair value for contingent consideration	63,436	--
Changes in operating assets and liabilities:
Accounts receivable	968,829	(794,235)
Contract assets	(869,853)	56,153
Work-in-process and raw materials	(281,929)	505,814
Other current assets	411,770	141,765
Accounts payable	272,554	(403,159)
Accrued expenses	(1,243,082)	(1,588,991)
Contract liabilities	41,086	739,043
Other noncurrent liabilities	993,203	--
Net cash provided by (used in) operating activities	1,623,266	(1,066,444)
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition, net of cash acquired	--	(7,795,810)
Fixed asset deposit	(574,143)	--
Purchases of property, plant and equipment	(499,341)	(362,986)
Net cash used in investing activities	(1,073,484)	(8,158,796)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	--	4,000,000
Closing costs related to common stock sale	--	(335,419)
Proceeds from sale of common stock	--	3,523,000
Debt issue costs	(18,862)	(109,532)
Revolver loan payments and borrowings, net	(1,012,002)	865,049
Payments of principal for leases	(25,820)	(475,440)
Repayments of long-term debt	(309,853)	(91,781)
Net cash (used in) provided by financing activities	(1,366,537)	7,375,877
Effect of exchange rate on cash and cash equivalents	--	(33)
Net decrease in cash and cash equivalents	(816,755)	(1,849,396)
Cash and cash equivalents, beginning of period	1,052,139	2,130,711
Cash and cash equivalents, end of period	$235,384	$281,315

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income (Loss)

The following table provides a reconciliation of EBITDA to net income (loss), the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	Three Months ended September 30,			Six Months ended September 30,
(dollars in thousands)	2022	2021	Change	2022	2021	Change
Net income (loss)	$391	$(220)	$611	$(110)	$1,151	$(1,261)
Income tax expense (benefit)	136	(79)	215	(38)	(52)	14
Interest expense (1)	84	57	27	167	87	80
Depreciation and amortization	532	333	199	1,117	516	601
EBITDA	$1,143	$91	$1,052	$1,136	$1,702	$(566)

(1)	Includes amortization of debt issue costs.

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